Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief
Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
ACL Announces Proposed Overall 11%Wage Increase for Shipyard Employees; Looks to Hire 400 Additional Employees
Jeffersonville, Indiana (February 7, 2007) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today that the Company plans to increase wage rates for hourly production and maintenance employees at the Company’s Jeffersonville, Indiana manufacturing facility by an average of approximately 11% this year, including a more than 15% wage increase for certified welders. The Company’s proposal increases the hourly wage rate for certified welders to $19.50 per hour. This new wage plan was presented to General Drivers, Warehousemen & Helpers (Teamsters), Local Union No. 89 as part of a comprehensive bargaining proposal. Implementation will occur when a new collective bargaining agreement is ratified. The Company is engaged in negotiations with Local 89 for a new labor agreement at the Jeffersonville facility. The current agreement expires on April 1, 2007.
With respect to the proposed wage plan, Mark Holden, President & CEO explained “We have worked very hard the past two years to improve the shipyard’s working environment and to enhance safety. As a result, we are now in a position to grow our manufacturing business. In order to grow our manufacturing business, we need the best, most qualified employees to build our products. Our wage proposal positions us to attain our goal of making American Commercial Lines the area’s employer of choice.”
Holden added that “We are very encouraged about the prospects for our manufacturing business long term. We continue to diversify our product offerings so that the Company is not solely dependent on the inland barge industry. This new wage plan has been developed to reward our highly qualified production and maintenance workforce and to facilitate the hiring of hundreds of new employees. Our hiring needs for 2007 are projected to be over 400 additional employees. We look forward to working with our employees and the Teamsters in reaching a mutually beneficial contract which will allow us to grow the shipyard.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately 2,750 employees and revenues of more than $940 million as of December 31, 2006. For more information about ACL generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and the most recently filed Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

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